For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Fourth Quarter 2019 Results

Company Beats AFFO Guidance as Margins Outperform, Introduces 2020 Guidance

WEST PALM BEACH, Fla., February 26, 2020-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 134 hotels wholly or through joint ventures, today announced results for the fourth quarter ended December 31, 2019. The company also provided initial guidance for 2020.

Fourth Quarter 2019 Key Metrics

•
Portfolio Revenue per Available Room (RevPAR) - Declined 4.9 percent to $118, compared to the 2018 fourth quarter, ahead of guidance expectations of a decline of 5 percent to 6.5 percent. The 2018 fourth quarter benefited from one-time-business related to the north Boston gas explosions and border patrol demand in San Diego. Average daily rate (ADR) decreased 4.1 percent to $157, and occupancy slipped 0.8 percent to 76 percent.

•
Net (loss) - Weakened $2.2 million to a loss of $2.4 million, compared to the 2018 fourth quarter, due primarily to $1.2 million of one-time incremental losses in its joint ventures related to property impairments and a loss on the sale of one joint venture hotel. Net loss per diluted share was $0.05 versus $0.01.

•	Adjusted EBITDA - Decreased $3.0 million to $25.9 million but exceeded the upper end of the company’s guidance of $25.1 million.

•
Adjusted FFO - Declined $3.1 million to $15.3 million but exceeded the upper end of the company’s guidance of $14.6 million. Adjusted FFO per diluted share was $0.32, above guidance of $0.28-$0.31 per share.

•
Operating Margins - Comparable hotel gross operating profit margins lessened 150 basis points to 42.6 percent. Comparable hotel EBITDA margins were down 200 basis points to 34.4 percent, above the company’s guidance range.

The following chart summarizes the consolidated financial results for the three and 12 months ended December 31, 2019 and 2018 based on all properties owned during those periods ($ in millions, except margin percentages and per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(2.4)	$(0.2)	$18.9	$30.9
Diluted net income (loss) per common share	$(0.05)	$(0.01)	$0.39	$0.66
GOP Margin	42.1%	44.0%	46.0%	46.4%
Hotel EBITDA Margin	33.9%	36.3%	38.3%	39.0%
Adjusted EBITDA	$25.9	$28.9	$131.0	$131.5
AFFO	$15.3	$18.4	$87.8	$90.7
AFFO per diluted share	$0.32	$0.39	$1.85	$1.95
Dividends per share	$0.33	$0.33	$1.32	$1.32
The below chart summarizes key hotel financial statistics for the 40 comparable operating hotels owned as of December 31, 2019 (does not include two hotels sold earlier in 2019):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
RevPAR	$118.5	$124.5	$133.5	$135.6
ADR	$156.7	$163.4	$166.5	$168.7
Occupancy	75.6%	76.3%	80.2%	80.4%
GOP Margin	42.6%	44.1%	46.3%	46.7%
Hotel EBITDA Margin	34.4%	36.4%	38.6%	39.3%

2019 Highlights

“STR describes the current state of lodging as ‘Flat is the New Up,’ with most metrics showing minimal growth. Industry RevPAR rose 0.9 percent, while occupancy was unchanged at 66.1 percent in 2019. Supply and demand growth offset each other after both increased 2.0 percent. By most metrics, 2019 industry performance finished below most industry pundits’ initial expectations,” said Jeffrey H. Fisher, Chatham’s president and chief executive officer. “Although the industry is experiencing decelerating RevPAR growth, the overall health of the lodging industry remains on solid ground as the industry set all-time highs in RevPAR and ADR in 2019. Consequently, cash flow remains strong, allowing us to reinvest substantial dollars into our portfolios and continue to pay meaningful dividends.

“Chatham’s comparable full-year RevPAR decline was primarily attributable to some extremely tough RevPAR comparisons from the 2018 fourth quarter. Despite the decline in RevPAR, I was extremely pleased with our overall performance given the challenging top-line:

•
minimized gross operating profit margin erosion to only 40 basis points, despite a 1.6 percent RevPAR decline, through aggressive asset management and highly effective collaboration with Island Hospitality

•	generated a 22 percent rise in other income of $3.0 million due primarily to the continued improvement in parking revenue and room-cancellation revenue collections

•	reduced leverage to 34.1 percent from 34.7 percent based on the ratio of Chatham’s net debt to investment in hotels, at cost

•	commenced construction on the company’s first ground-up development since its initial public offering in 2010

•	raised approximately $7 million through the company’s share plans with an average issuance price of over $20 per share, using proceeds to partially fund development

•	sold two, non-core hotels for approximately $10 million at an approximate six percent net operating income capitalization rate

•	invested almost $36 million in capital improvements at existing hotels

Fourth Quarter Operating Results

“We faced extremely tough comparisons in the 2019 fourth quarter, and RevPAR declined 4.9 percent due to one-time-business we received in the 2018 fourth quarter related to the north Boston gas explosions that benefitted our Boston and New Hampshire hotels and border patrol demand in San Diego. Our 2019 fourth quarter results were above the upper end of our guidance range as RevPAR in Silicon Valley performed above our expectations,” Fisher noted. “Even though it was a very challenging quarter, our RevPAR index gained approximately 70 basis points in the quarter as we continue to work very closely with Island Hospitality’s revenue management and sales teams to maximize our performance.”

Chatham’s six largest markets comprise approximately 60 percent of its hotel EBITDA. Fourth quarter 2019 RevPAR performance for these key markets include:

•	Silicon Valley RevPAR declined 4.2 percent to $158 at its four hotels with two hotels under renovation during the quarter.

•	RevPAR at its two San Diego hotels decreased 19.2 percent, facing tough comparisons to 2018 related to border patrol room demand.

•	Washington, D.C. RevPAR rose 2.9 percent with all three hotels showing gains, led by the freshly renovated Tyson’s Corner, Va. hotel where RevPAR rose 9.1 percent.

•
RevPAR at its three coastal hotels in Maine and New Hampshire fell 8.4 percent following a gain of 17.5 percent in the 2018 fourth quarter related to demand from the north Boston gas explosions at its two New Hampshire hotels

•	At its four Houston hotels, RevPAR dropped 11.8 percent to $83 due primarily to the impact of new supply at the Houston Medical Center and downtown

•	Two Los Angeles-area hotels experienced a 4.3 percent RevPAR decline.

At its 40 comparable operating hotels, gross operating profit margins in the 2019 fourth quarter were off 150 basis points to 42.6 percent. Hotel EBITDA margins fell 200 basis points to 34.4 percent, above the company’s upper end of guidance of 33.4 percent.

“Our strong margins during an unusual quarter were the primary driver behind our adjusted EBITDA and FFO per share outperformance as we collaborate with Island Hospitality on a frequent basis to increase revenue and reduce operating expenses or minimize expense increases,” emphasized Dennis Craven, Chatham’s chief operating officer. “Our best-in-class operating platform provides us the ability to aggressively pursue initiatives that we can quickly assess and decide whether to pursue, expand or discontinue. This is critical to maximizing opportunities in select-service and limited-service hotels where pennies matter.”

Other revenue was up $1.0 million, or 31 percent, in the quarter, led primarily by a 27 percent incremental parking revenue improvement of $0.4 million. Additionally, miscellaneous income increased $0.3 million, or 48 percent, primarily related to enhanced execution on 48-hour cancellation fee collections. Additionally, third-party lease income related to its San Diego Gaslamp Residence Inn rose $0.3 million.

On a per occupied room basis at its 40 comparable Island-managed hotels, payroll and benefits costs increased 3.6 percent in the 2019 fourth quarter, reducing margins by 120 basis points, due largely to historically low unemployment.

“Throughout 2019, on a year-over-year basis, we were aided by reduced employee benefits costs which were down almost six percent in 2019 due to lower claims costs and refinements to our employee benefit plans. This partially offset payroll costs that rose almost 5 percent on a per occupied room basis,” Craven concluded.

Strategic Capital Recycling Program and Hotel Investments

During the 2019 fourth quarter, the company substantially completed the renovations of the Residence Inn Fort Lauderdale, Fla. The company commenced renovations of the Residence Inn Sunnyvale, Calif., #2, during the 2019 fourth quarter with expected completion in the 2020 first quarter.

During 2020, Chatham plans to commence renovations on four hotels comprising 554 rooms, compared to six hotels encompassing 814 rooms that underwent renovation in 2019 (including two hotels with approximately 408 rooms located in Silicon Valley).

Hotel Under Development

Development on a very select basis is part of Chatham’s long-term growth strategy. Chatham is actively developing and constructing a hotel in the Warner Center submarket of Los Angeles, Calif., on a parcel of land owned by the company. The company expects the total development costs to be approximately $65 million, inclusive of land of $6.6 million. Including land, the company has incurred costs to date of $20.5 million. The hotel site is well located within Warner Center, an urban community consisting of more than 10 million square feet of office space, approximately eight million square feet of retail space and 20,000 residents. The surrounding area employs more than 50,000 people. Under the Warner Center 2035 Plan, it is expected to more than double those metrics.

Capital Markets & Capital Structure

As of December 31, 2019, the company had net debt of $580.2 million (total consolidated debt less unrestricted cash). Total debt outstanding was $586.9 million at an average interest rate of 4.6 percent, comprised of $496.9 million of fixed-rate mortgage debt at an average interest rate of 4.7 percent and $90.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 3.4 percent interest rate.

Chatham’s leverage ratio was approximately 34.1 percent on December 31, 2019, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed-rate debt is February 2024, with the earliest maturity in 2021. As of December 31, 2019, Chatham’s proportionate share of joint venture debt and unrestricted cash was $165.9 million and $3.2 million, respectively. At Chatham’s current leverage level, the borrowing cost under its facility is LIBOR plus 1.65 percent.

On December 31, 2019, as defined in the company’s credit agreement, Chatham’s fixed charge coverage ratio, including its interest in the two joint venture portfolios with Colony NorthStar, was 3.0 times, and total net debt to trailing 12-month corporate EBITDA was 5.7 times. Excluding its interest in the two joint ventures, Chatham’s fixed charge coverage ratio was 3.3 times, and net debt to trailing 12-month corporate EBITDA was 5.1 times.

“During 2019, we raised $6.8 million of equity through opportunistic share sales at a weighted average price of $20.16, approximately 10 percent higher than our year-end closing share price. We also sold two hotels during the 2019 second quarter for approximately $10 million,” remarked Jeremy Wegner, Chatham’s chief financial officer.

“Since the beginning of 2017, we generated gross proceeds of approximately $225 million through the issuance of equity and the sale of three hotels. This liquidity provided us added flexibility to acquire hotels for $201.5 million over that same period and execute on a key component of our long-term strategy, hotel development.”

Joint Venture Investments

During the 2019 fourth quarter, the Innkeepers and Inland joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $3.3 million and $0.9 million, respectively, compared to 2018 fourth quarter Adjusted EBITDA and FFO of approximately $3.4 million and $1.3 million, respectively.

For the entire year, the joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $16.5 million and $6.5 million, respectively, compared to 2018 Adjusted EBITDA and FFO of approximately $16.7 million and $7.2 million, respectively. The year-over-year decrease in adjusted FFO is primarily attributable to increased interest expense caused by higher LIBOR borrowing rates.

Chatham received distributions from its joint venture investments of $2.0 million during the 2019 fourth quarter and $2.7 million for the year.

During the fourth quarter, Colony Capital and Chatham closed on the refinancing of the debt securing the hotels in the Innkeepers portfolio. The loan is interest only, incurs interest based on one-month LIBOR plus an applicable credit spread and has a fully extended maturity date in 2026. A comparison of the key terms of the new and old loans is as follows:

	New
Loans outstanding (in millions)	$855	$850
Credit spread (basis points)	282 bps	279 bps

In connection with the refinancing of the Innkeepers portfolio, no additional capital was required to be invested.

“The Chatham and Colony teams seamlessly executed this new loan, working closely with our lenders. We have extended the maturity to 2026 and amended key terms of the loan, including a funding mechanism to ensure that we have adequate reserves to fund necessary capital expenditures and maintain the competitive position of the hotels,” Wegner commented.

Dividend

Chatham currently pays a monthly dividend of $0.11 per common share. Chatham’s 2019 dividend per share of $1.32 represents approximately 71 percent of its 2019 adjusted FFO per share.

2020 Guidance

The company provides guidance but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission.

The company’s 2020 guidance reflects the following assumptions:

•	Industrywide RevPAR down 0.5 percent to up 0.5 percent in 2020

◦	STR projected industry RevPAR growth of 0.0 percent with ADR rising 0.3 percent and occupancy declining 0.3 percent.

◦	Hilton Hotels & Resorts systemwide RevPAR growth of 0.0 to 1.0 percent

◦	Marriott International’s 2020 forecast was not known as of this release date

•	Renovations commencing at the following hotels:

◦	Residence Inn Anaheim, Calif. and Residence Inn New Rochelle, New York in the first quarter

◦	Residence Inn Holtsville, New York and Residence Inn Washington, D.C. in the fourth quarter

•	Capital expenditures of $23 million on existing hotels and $30 million on its development project

•	No material impact from COVID-19

•	No additional acquisitions, dispositions, debt or equity issuance

The following bridges 2019 Adjusted FFO per share to the midpoint of the company’s 2020 guidance:

2019 Adjusted FFO per share		$1.85
Same store EBITDA decline		<0.09>
Reduction in interest expense		0.03
Other		<0.03>
2020 Adjusted FFO per share at guidance midpoint		$1.76

	Q1 2020	2020 Forecast
RevPAR	$120 to $122	$131 to $133
RevPAR growth	-2.0% to -0.5%	-1.25% to 0.25%
Total hotel revenue	$72.6 to $73.8 M	$318.2 to $322.7 M
Net income (loss)	$(1.5) to $(0.4) M	$19.6 to $23.5 M
Net income (loss) per diluted share	$(0.03) to $(0.01)	$0.41 to $0.49
Adjusted EBITDA	$24.4 to $25.5 M	$123.1 to $127.0 M
Adjusted FFO	$14.1 to $15.2 M	$82.2 to $86.1 M
Adjusted FFO per diluted share	$0.29 to $0.32	$1.72 to $1.80
Hotel EBITDA margins	33.1% to 33.7%	36.9% to 37.4%
Corporate cash administrative expenses	$2.4 M	$9.3 M
Corporate non-cash administrative expenses	$1.2 M	$5.0 M
Interest expense (excluding fee amortization)	$6.5 M	$25.9 M
Non-cash amortization of deferred fees	$0.3 M	$1.2 M
Chatham’s share of JV EBITDA	$2.7 to $3.0 M	$14.9 to $15.5 M
Chatham’s share of JV FFO	$0.5 to $0.8 M	$6.2 to $6.8 M
Weighted average shares/units outstanding	47.8 M	47.9 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA, Adjusted EBITDA and Hotel EBITDA margins are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call

The company will hold its fourth quarter and full-year 2019 conference later today at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto either www.chathamlodgingtrust.com or www.streetevents.com or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Monday, March 4, 2020, by dialing 1-844-512-2921, reference number 13686373. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 137 hotels totaling 18,783 rooms/suites, comprised of 42 properties it wholly owns with an aggregate of 6,283 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,500 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (5) EBITDAre (6) Adjusted EBITDA and (7) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including other charges (2018 includes expenses related to the previously planned Silicon Valley expansions that the Company is no longer actively pursuing), losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating and facilitating comparisons of its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates EBITDAre in accordance with NAREIT guidelines, which defines EBITDAre as net income or loss excluding interest expense, income tax expense, depreciation and amortization expense, gains or losses from sales of real estate, impairment, and adjustments for unconsolidated joint ventures. We believe that the presentation of EBITDAre provides useful information to investors regarding the Company's operating performance and can facilitate comparisons of operating performance between periods and between REITs.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges (2018 includes expenses related to the previously planned Silicon Valley expansions that the Company is no longer actively pursuing), losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•
FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;

•
EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•
Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

•
In addition, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a Fourth-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2019	December 31, 2018

Assets:
Investment in hotel properties, net	$1,347,116	$1,373,773
Investment in hotel properties under development	20,496	—
Cash and cash equivalents	6,620	7,192
Restricted cash	13,562	25,145
Investment in unconsolidated real estate entities	17,969	21,545
Right of use asset, net	21,270	—
Hotel receivables (net of allowance for doubtful accounts of $451 and $264, respectively)	4,626	4,495
Deferred costs, net	4,271	5,070
Prepaid expenses and other assets	2,615	2,431
Deferred tax asset, net	29	58
Total assets	$1,438,574	$1,439,709
Liabilities and Equity:
Mortgage debt, net	$495,465	$501,782
Revolving credit facility	90,000	81,500
Accounts payable and accrued expenses	33,012	33,692
Distributions and losses in excess of investments of unconsolidated real estate entities	15,214	9,650
Lease liability, net	23,717	—
Distributions payable	6,142	5,667
Total liabilities	663,550	632,291
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at December 31, 2019 and December 31, 2018	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 46,928,445 and 46,537,031 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	469	465
Additional paid-in capital	904,273	896,286
Retained earnings (distributions in excess of retained earnings)	(142,365)	(99,285)
Total shareholders’ equity	762,377	797,466
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	12,647	9,952
Total equity	775,024	807,418
Total liabilities and equity	$1,438,574	$1,439,709

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the years ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Room	$66,405	$69,914	$296,267	$295,897
Food and beverage	2,426	2,296	9,824	8,880
Other	4,422	3,426	16,567	13,710
Cost reimbursements from unconsolidated real estate entities	1,445	1,409	5,670	5,743
Total revenue	74,698	77,045	328,328	324,230
Expenses:
Hotel operating expenses:
Room	16,040	16,118	65,270	63,877
Food and beverage	2,134	1,963	8,396	7,312
Telephone	386	450	1,638	1,766
Other hotel operating	1,000	894	4,039	3,296
General and administrative	6,535	6,246	25,641	25,567
Franchise and marketing fees	5,788	5,903	25,850	24,864
Advertising and promotions	1,541	1,550	6,043	6,227
Utilities	2,559	2,625	10,867	10,835
Repairs and maintenance	3,642	3,667	14,321	14,710
Management fees	2,436	2,597	10,822	10,754
Insurance	327	342	1,364	1,354
Total hotel operating expenses	42,388	42,355	174,251	170,562
Depreciation and amortization	12,811	12,249	51,505	48,169
Property taxes, ground rent and insurance	6,053	5,804	24,717	23,678
General and administrative	3,465	3,302	14,077	14,120
Other charges	1,090	3,550	1,441	3,806
Reimbursed costs from unconsolidated real estate entities	1,445	1,409	5,670	5,743
Total operating expenses	67,252	68,669	271,661	266,078
Operating income before gain (loss) on sale of hotel property	7,446	8,376	56,667	58,152
Gain (loss) on sale of hotel property	14	—	(3,282)	(18)
Operating income	7,460	8,376	53,385	58,134
Interest and other income	35	110	190	462
Interest expense, including amortization of deferred fees	(6,868)	(6,873)	(28,247)	(26,878)
Income (loss) from unconsolidated real estate entities	(2,998)	(1,815)	(6,448)	(876)
Income (loss) before income tax expense	(2,371)	(202)	18,880	30,842
Income tax expense	—	28	—	28
Net income (loss)	(2,371)	(174)	18,880	30,870
Net income (loss) attributable to noncontrolling interests	23	2	(177)	(229)
Net income (loss) attributable to common shareholders	$(2,348)	$(172)	$18,703	$30,641

Income (loss) per Common Share - Basic:
Net (loss) income attributable to common shareholders	$(0.05)	$(0.01)	0.39	$0.66
Income (loss) per Common Share - Diluted:
Net income (loss) attributable to common shareholders	$(0.05)	(0.01)	$0.39	0.66
Weighted average number of common shares outstanding:
Basic	46,919,035	46,513,688	46,788,784	46,073,515
Diluted	47,220,671	46,765,797	47,023,280	46,243,660
Distributions paid per common share:	$0.33	$0.33	$1.32	$1.32

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2019	2018	2019	2018
Funds From Operations (“FFO”):
Net income (loss)	$(2,371)	$(174)	$18,880	$30,870
Loss (gain) on sale of hotel property	(14)	—	3,282	18
Loss on the sale of assets within unconsolidated real estate entities	219	—	219	—
Depreciation	12,750	12,188	51,258	47,932
Impairment loss from unconsolidated real estate entities	859	—	4,197	—
Adjustments for unconsolidated real estate entity items	1,901	1,790	7,493	6,992
FFO attributable to common share and unit holders	13,344	13,804	85,329	85,812
Other charges	1,090	3,550	1,441	3,806
Adjustments for unconsolidated real estate entity items	913	1,062	1,028	1,078
Adjusted FFO attributable to common share and unit holders	$15,347	$18,416	$87,798	$90,696
Weighted average number of common shares and units
Basic	47,381,433	46,876,155	47,238,309	46,428,387
Diluted	47,683,069	47,128,264	47,472,805	46,598,532

	For the three months ended		For the years ended
	December 31,		December 31,
	2019	2018	2019	2018
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income (loss)	$(2,371)	$(174)	$18,880	$30,870
Interest expense	6,868	6,873	28,247	26,878
Income tax (benefit) expense	—	(28)	—	(28)
Depreciation and amortization	12,811	12,249	51,505	48,169
Adjustments for unconsolidated real estate entity items	5,063	4,327	18,214	16,495
EBITDA	22,371	23,247	116,846	122,384
Impairment loss from unconsolidated real estate entities	859	—	4,197	—
Loss (gain) on sale of hotel property	(14)	—	3,282	18
Loss on the sale of assets within unconsolidated real estate entities	219		219
EBITDAre	23,435	23,247	124,544	122,402
Other charges	1,090	3,550	1,441	3,806
Adjustments for unconsolidated real estate entity items	164	1,063	293	1,081
Share based compensation	1,211	1,050	4,719	4,210
Adjusted EBITDA	$25,900	$28,910	$130,997	$131,499

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended		For the years ended
		December 31,		December 31,
		2019	2018	2019	2018

Net Income (loss)		$(2,371)	$(174)	$18,880	$30,870
Add:	Interest expense	6,868	6,873	28,247	26,878
	Depreciation and amortization	12,811	12,249	51,505	48,169
	Corporate general and administrative	3,465	3,302	14,077	14,120
	Other charges	1,090	3,550	1,441	3,806
	Loss from unconsolidated real estate entities	2,998	1,815	6,448	876
	Loss on sale of hotel property	—	—	3,282	18
Less:	Interest and other income	(35)	(110)	(190)	(462)
	Gain on sale of hotel property	(14)	—	—	—
	Income tax benefit	$—	$(28)	$—	$(28)
	Adjusted Hotel EBITDA	$24,812	$27,477	$123,690	$124,247